Contact:

John Jenson
Vice President, Corporate Controller
Universal Technical Institute, Inc.
(623) 445-0821

Universal Technical Institute Raises $70 Million in Private Placement of Convertible Preferred Stock to Coliseum Capital Management

Chris Shackelton to Join UTI Board of Directors

SCOTTSDALE, ARIZ. - June 24, 2016 - Universal Technical Institute, Inc. (NYSE: UTI), the nation's leading provider of technician training for the auto, diesel, motorcycle, marine and collision repair industry, has entered into an agreement to sell 700,000 shares of Series A 7.5% convertible preferred stock to Coliseum Holdings I, LLC, an affiliate of Coliseum Capital Management (“Coliseum”) for $70 million.

Each share of preferred stock is initially convertible into 30.03 shares of UTI common stock, representing a conversion premium of 22.9% based upon UTI’s closing stock price of $2.71 per share on the New York Stock Exchange on June 23, 2016. After three years, UTI can redeem any outstanding preferred stock under certain circumstances at various prices. The preferred stock may be voted on an as-converted basis with the common stock but both the voting rights and conversion rights are subject to a 4.99% cap until certain regulatory and shareholder approvals are requested and received.

UTI expects to use the proceeds of the private placement to fund strategic long-term growth initiatives, including the expansion of the Company’s successful metro-model campuses to new markets and the creation of new programs in existing markets with under-utilized campus facilities, as well as opportunistic acquisitions that complement UTI’s core business. UTI intends to execute these plans while meeting the expectations of state and federal regulators, as well as those of its accreditor.

Chris Shackelton, a co-founder and Managing Partner of Coliseum Capital, will join the UTI Board of Directors.

“Coliseum’s strategic investment, combined with the expertise and leadership Chris brings to our Board of Directors, gives us the ability to meaningfully accelerate profitable growth for the Company,” said Kim McWaters, UTI’s Chairman and Chief Executive Officer. “Additionally, this new capital bolsters our financial position, which will now further exceed the Department of Education’s regulatory financial responsibility standards. We believe Chris and Coliseum will be valuable, long-term partners to UTI as we strengthen our business for the benefit of all of our stakeholders, including our students, industry partners, employees and shareholders.”

"I look forward to working closely with Kim, management and the Board of Directors of UTI," said Chris Shackelton. "Our strategic investment in the Company is based on our respect for UTI’s mission and our confidence in its ability to capitalize on current competitive dynamics and extend its industry leadership. We believe this financing has positioned UTI to opportunistically and aggressively pursue attractive, long-term value creation initiatives, while maintaining its important mission of providing an un-matched specialized education to students across the country.”

The closing of the private placement will occur pursuant to a securities purchase agreement in connection with a financing transaction pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Regulation D promulgated thereunder. The securities to be sold in the completed private placement have not been registered under the Securities Act, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 200,000 graduates in its 51-year history, UTI offers undergraduate degree and diploma programs at 12 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

About Mr. Shackelton
Chris Shackelton has significant public company investment and board experience. He is currently Chairman of Providence Service Corp, a diversified holding company. He also serves on the board of LHC Group Inc, a nursing company, and BioScrip Inc, an infusion services company. He was previously Chairman of Rural/Metro Corp, an emergency ambulance company. He is a co-founder and Managing Partner of Coliseum Capital Management, LLC. Mr. Shackelton received a bachelor's degree in economics from Yale University.

About Coliseum Capital Management, LLC
Coliseum is an investment firm founded in 2005 by Chris Shackelton and Adam Gray, which focuses on long-term investments in both public and private companies. Coliseum directs capital behind strong management teams, with a willingness to work alongside companies to facilitate value creation.

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